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                                                                    EXHIBIT 9(F)
                             AGREEMENT RELATING TO
                    BASIC ADMINISTRATIVE SERVICES AGREEMENT


                 This AGREEMENT, is made as of the 29th day of March, 1995 between Pacific Horizon Funds, Inc., a Maryland Corporation (the "Fund"), and Concord Holding Corporation, a Delaware Corporation ("Concord").

                 WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") and has entered into a Basic Administrative Services Agreement ("Basic Administrative Services Agreement") with Concord whereby Concord provides certain basic administrative services to the Prime Fund, Treasury Fund, Tax-Exempt Money Fund, California Tax-Exempt Money Market Fund, Government Fund, Treasury Only Fund and Prime Value Fund, and

                 WHEREAS, the Basic Administrative Services Agreement provides that it will automatically terminate in the event of its assignment, as that term is defined in the Investment Company Act of 1940 (the "1940 Act"), and

                 WHEREAS, Concord has entered into a definitive merger agreement with The BISYS Group, Inc. ("BISYS") pursuant to which a subsidiary of BISYS will merge with and into Concord and Concord will become a wholly-owned subsidiary of BISYS (the "Merger") on or about March 31, 1995 (the actual date of the Merger to be referred to as the "Merger Date"), and

                 WHEREAS, the Merger will result in a change of control of Concord that may be deemed to result in an assignment and termination of the Basic Administrative Services Agreement as that term is defined in the 1940 Act, and

                 WHEREAS, the Fund wishes Concord to continue to perform basic administrative services following the Merger on the same terms and conditions as exist prior to the Merger Date and Concord wishes to continue to perform such basic administrative services under those same terms.

                 NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

                 1. RENEWAL AND REINSTATEMENT OF BASIC ADMINISTRATIVE SERVICES AGREEMENT. The Parties hereby agree that, effective upon the termination of the Basic Administrative Services Agreement on the Merger Date, the Basic Administrative Services Agreement shall be automatically, and without need of further





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action, renewed and reinstated and shall continue in effect under its current terms. The Parties further agree that the renewal and reinstatement of the Basic Administrative Services Agreement shall be evidenced by their respective execution of this Agreement and that no further agreement or documentation shall be required.

                 2.       OTHER MATTERS

                          a.      In the event the Merger is not consummated
within 120 calendar days of the date hereof, this Agreement shall become null and void and therefore have no effect on the Basic Administrative Services Agreement.

                          b.      This Agreement may be executed in one or more
counterparts, each of which may be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.


                                                   CONCORD HOLDING
                                                   CORPORATION


                                                   By:/s/ Richard E. Stierwalt
                                                      ------------------------
                                                        Richard Stierwalt


                                                   PACIFIC HORIZON FUNDS, INC.


                                                   By:/s/ Thomas M. Collins
                                                      ---------------------
                                                        Thomas M. Collins





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